Resonant Provides Preliminary Third Quarter 2020 Results, Delivers Technical 5G Milestone with Strategic Partner Ahead of Guidance

GOLETA, CA - October 7, 2020 - Resonant Inc. (NASDAQ: RESN), a leader in transforming the way radio frequency, or RF, front-ends are being designed and delivered for mobile handsets and wireless devices, has provided preliminary unaudited financial and operational results for the three months ended September 30, 2020.
Preliminary Unaudited Third Quarter Operational & Financial Summary:

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Achieved the second milestone under Resonant’s agreement for the development of 5G Mobile XBAR® filters with the world’s largest RF filter manufacturer, a prerequisite that enables commercialization, which milestone required Resonant’s XBAR RF filters to achieve previously determined target performance, packaging and initial reliability. With the second milestone achieved, Resonant will now begin working on the balance of the mobile 5G XBAR RF filter designs under the final two phases of the initial agreement. This second milestone was achieved ahead of guidance, which previously estimated achievement to occur by the end of 2020.

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Resonant shipped five RF filter designs to Chinese customers in the third quarter of 2020, a significant increase from the two designs shipped in the second quarter of 2020. The designs shipped are in-line with guidance that Resonant would ship five new designs in the third quarter of 2020.

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Resonant customers have reported the shipments of greater than 4.1 million units in the third quarter of 2020, an increase of 163% when compared to the 1.55 million units shipped in the same year-ago quarter. Sequentially, this represents unit shipment growth of greater than 28% when compared to 3.2 million units shipped in the second quarter of 2020. These results are in-line with guidance that unit shipments in the second half of 2020 would be greater than the first half of 2020.

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Deferred revenues in the third quarter of 2020 increased 14% to $2.4 million, compared to $2.1 million in the same year-ago quarter. Sequentially, deferred revenues increased 118% when compared to $1.1 million in the second quarter of 2020. Resonant will recognize these deferred revenues over the balance of the respective contracts.

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Revenue in the third quarter of 2020 increased to $1.4 million, compared to $79,000 in the same quarter a year-ago. Sequentially, revenues increased 132% when compared to $0.6 million in the second quarter of 2020. These results are in-line with guidance that revenues would grow sequentially in the third quarter of 2020. Revenues in the third quarter are primarily related to the milestone payment, while revenues for the fourth quarter are expected to be similar to the revenues for the first and second quarters of 2020.

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Cash used in the third quarter of 2020, net of the milestone payment, was approximately $3.8 million, compared to $5.8 million of cash used in the same year-ago quarter and $5.6 million of cash used in the second quarter of 2020. As of September 30, 2020, Resonant had cash and cash equivalents of approximately $20.0 million.

"The acceleration in our business is becoming apparent in the third quarter of 2020, as we delivered against all of our key metrics, including an increase in units shipped by customers, new library designs delivered to customers, robust revenue growth and a reduction in cash consumption,” said George B. Holmes, Chairman and Chief Executive Officer of Resonant. “Perhaps most important is the achievement of the second 5G XBAR filter milestone with our strategic partner, who is the world’s largest RF filter manufacturer. The achievement of this significant milestone confirms our technology meets the necessary metrics to move towards mass production, while also providing an influx of pre-paid royalties which will be recognized over the remainder of the contract. Taken together, Resonant currently stands in a stronger position than ever to capitalize on the multi-billion dollar 5G market.
"While large pre-payments, like those received in the third quarter of this year, greatly enhance both the recognition of revenues in the future as well as our cash position, they also result in non-linear revenue amounts from quarter to quarter, which we will see in the fourth quarter. Our guidance for the second half of 2020 remains unchanged.”

About Resonant Inc.
Resonant (NASDAQ: RESN) is transforming the market for RF front-ends (RFFE) by disrupting the RFFE supply chain through the delivery of solutions that leverage our Infinite Synthesized Network (ISN) software tools platform, capitalize on the breadth of our IP portfolio, and are delivered through our services offerings. In a market that is critically constrained by limited designers, tools and capacity, Resonant addresses these critical problems by providing customers with ever increasing design efficiency, reduced time to market and lower unit costs. Customers leverage Resonant’s disruptive capabilities to design cutting edge filters and modules, while capitalizing on the added stability of a diverse supply chain through Resonant’s fabless ecosystem-the first of its kind. Working with Resonant, customers enhance the connectivity of current mobile devices, while preparing for the demands of emerging 5G applications. To learn more about Resonant, view the series of videos published on its website that explain Resonant's technologies and market positioning:

•	Resonant Corporate Video

•	ISN and XBAR:Speeding the Transition to 5G

•	Infinite Synthesized Networks, ISN Explained

•	What is an RF Filter?

•	RF Filter Innovation

•	Transforming the Mobile Filter Supply Chain
For more information, please visit www.resonant.com. Resonant uses its website and LinkedIn page as channels of distribution of information about its products, its planned financial and other announcements, its attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and Resonant may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor the company's website and its social media accounts in addition to following the company's press releases, SEC filings, public conference calls, and webcasts.
About Resonant's ISN® Technology
Resonant can create designs for difficult bands, modules and other complex RF Front End requirements that we believe have the potential to be manufactured for less cost and less time than traditional approaches. ISN is a suite of proprietary mathematical methods, software design tools and network synthesis techniques that enable us to explore a much larger set of possible design solutions that regularly incorporate our proprietary technology. We then quickly deliver design simulations to our customers, which they manufacture or have manufactured by one of our foundry partners. These improved solutions still use Surface Acoustic Wave (SAW) or Temperature Compensated Surface Acoustic Wave (TC-SAW) manufacturing methods and perform as well as those using higher cost manufacturing methods such as Bulk Acoustic Wave (BAW). Resonant's method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because

Resonant's models are fundamental, integration with its foundry and fab customers is seamless because its models speak the "fab language" of basic material properties and dimensions.
Safe Harbor / Forward-Looking Statements
This press release contains forward-looking statements, regarding Resonant’s preliminary unaudited financial and operational results for the third quarter of 2020 and the development of Resonant’s 5G XBAR technology. Forward-looking statements are made as of the date of this release and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including risks related to changes in Resonant’s preliminary unaudited financial results based on the completion of our financial statement closing procedures and the review by our independent registered public accounting firm of such financial statements. Additionally, continued development of our XBAR technology is subject to numerous risks,. including, without limitation, the following: our limited operating history; our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; our customers’ ability to sell products incorporating our designs to their OEM customers; changes in our expenditures and other uses of cash; the ability of our designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Investor Relations Contact:
Greg Falesnik or Luke Zimmerman
MZ Group - MZ North America
(949) 259-4987
RESN@mzgroup.us
www.mzgroup.us